Exhibit (n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form N-2 of our report dated July 22, 2005, relating to the statement of assets and liabilities of SunAmerica Focused Alpha Growth Fund, Inc., which appears in such Registration Statement. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm” in such Registration Statement.

PricewaterhouseCoopers LLP

/s/ PricewaterhouseCoopers LLP
Houston, Texas
July 22, 2005